Exhibit 4.9


                   SHARE PURCHASE AND SHAREHOLDERS AGREEMENT
                   -----------------------------------------

     THIS SHARE PURCHASE AND SHAREHOLDERS AGREEMENT (this "Agreement") made as of the 13th day of March, 2000, by and among, Sensotech Ltd. (51-222941-0) a company limited by shares and formed and existing under the laws of the State of Israel (the "Company"), the shareholders identified in Schedule 1 hereto (severally the "Shareholders"), Aryt Industries Ltd. (52-003335-8) a company limited by shares and formed and existing under the laws of the State of Israel (the "Purchaser") Eli Gal, Israel ID No. 051361731, Uri Agam, Israel ID No. 050815851, Shlomit Gal, Israel ID No. 052906435, Ilana Agam, Israel ID No. 050713171, Nichsei Uri Ltd. (51-228637-8) a company limited by shares and formed and existing under the laws of the State of Israel, and Nichsei Eli Ltd. (51-228634-5) a company limited by shares and formed and existing under the laws of the State of Israel (Eli, Uri, Shlomit, Ilana, Nichsei Uri and Nichsei Eli - jointly and severally the "Founders") (the Company, Shareholders, Purchaser and Founders shall be hereinafter collectively referred to as the "Parties")

                             W I T N E S S E T H:

WHEREAS: the Company is engaged, inter alia, in the development, manufacture and marketing of intelligent, non-contact sensing equipment (the "Line of Business"); and

WHEREAS: the Board of Directors of the Company has decided to raise additional capital for the Company through the issuance of the Company's shares; and

WHEREAS: the Purchaser desire to purchase shares of the Company pursuant to the terms and conditions more fully set forth in this Agreement; and

WHEREAS: the Parties have agreed that immediately following the Closing they desire to make certain provisions as hereinafter set forth relating to the operation of the Company and the rights of its shareholders, including without limitation rights to purchase, transfer, encumber or otherwise acquire or dispose of the shares of the Company which they may own or may thereafter acquire and the rights of the Company to permit the transfer of or to issue any such shares; and

WHEREAS: in consideration of the agreement of all of the Parties to enter into this Agreement, the Founders and each of the Shareholders agree to the termination of any existing Shareholders Agreement, including, but not limited to, those dated 29.7.96 and 7.11.96, by and among the Company and certain Shareholders, (the "Existing Shareholders Agreements"), and that this Agreement shall supersede and replace the Existing Shareholders Agreements;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.   ISSUANCE OF SERIES B PREFERRED SHARES, AND WARRANTS
     ---------------------------------------------------

     1.1. Subject to the terms and conditions hereof, the Company shall issue and allot to the Purchaser, and the Purchaser shall purchase from the Company an aggregate of Two Thousand One Hundred and Twenty Nine (2,129) Series B Preferred Shares NIS 1 par value each of the Company (the "Preferred B Shares") at a price per share of Four Hundred and Seventy US dollars (US$ 470), at an aggregate purchase price of One Million and Six Hundred and Thirty United States Dollars (US$1,000,630) (the "Purchase Price") representing a Company's value of US$3,000,000 pre-money.

     1.2. In addition, the Company shall issue to the Purchaser Two Thousand One Hundred and Twenty Nine (2,129) warrants to purchase additional 2,129 Preferred B Shares, at an aggregate purchase price of One Million United States Dollars (US$1,000,000), or, in case the exercise shall be after 1 May, 2001, One Million and Two Hundred Thousand United States Dollars (US$1,200,000) (the "Exercise Price").

2.   CLOSING
     -------

     2.1. Closing Time, Date and Location
          -------------------------------

          The Closing shall take effect at the offices of Rebhan, Mann & Co., 2 Bloch St. Tel-Aviv, Israel, on April 9, 2000, at 10:30 a.m. Israeli Standard Time, or at such other time and place as the parties shall agree in writing (the "Closing Date"). In the event that: (i) all of the events and actions described in this Section 2 have not taken place on or before April 13, 2000; and (ii) the Purchaser has not agreed to set the Closing to a different date, then the Closing shall not take place and this Agreement will cease automatically. In such event, each party will be released from all of its obligations under this Agreement.

     2.2. The Closing
          -----------

          All actions at the Closing and all transactions occurring at the Closing shall be deemed to take place simultaneously and no transactions shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered.

     2.3. Purchaser Actions
          -----------------

          At the Closing, the Purchaser shall deliver or cause to be delivered to the Company:

          2.3.1. A certified check on the amount of the Purchase Price (less $200,000 which were granted as a loan to the Company and, on the Closing, were converted to advanced payment for the Preferred B Shares as part of the Purchase Price) to the order of the Company payable in NIS in accordance with the then known representative rate of the US$ as published by the Bank of Israel.; and

          2.3.2. a counterpart of this Agreement and any ancillary agreements referred to herein duly executed by the Purchaser; and

          2.3.3. a written notice appointing the Preferred B Shares' representatives to the Company's Board of Directors (the "Board of Directors") in the manner contemplated in
                    Section 7.6 below; and

     2.4. Company Actions
          ---------------

          At or prior to the Closing, the Company shall deliver or cause to be delivered to the Purchaser:

          2.4.1. a copy of a resolution of the Company's shareholders in the form attached hereto as Schedule 2.4.1(a) by which: (i) the execution of this Agreement and all the transactions contemplated hereby, and the performance of the Company's obligations hereunder have been fully approved; and (ii) the Articles of Association of the Company have been amended as outlined in Schedule 2.4.1(b) (the "Amended Articles"); the Company shall notify the Israeli Registrar of Companies of the resolutions mentioned in this Section 2.4.1 promptly after the Closing and shall deliver a copy of such notice to the Purchaser's counsel;

          2.4.2. a copy of a resolution of the Company's Board of Directors approving (i) the Company's execution and performance of this Agreement, and (ii) the issuance by the Company to the Purchaser of the Preferred B Shares, and Warrants and all transactions contemplated hereby, in the form attached hereto as Schedule 2.4.2;

          2.4.3. a certificate duly executed by the Chief Executive Officer of the Company, dated as of the date of the Closing, in the form attached hereto as Schedule 2.4.3 (the "Compliance Certificate");

          2.4.4. an opinion of the Company's legal counsel in the form attached hereto as Schedule 2.4.4 (the "Opinion");

          2.4.5. validly executed share certificate covering the Preferred B Shares, issued on the name of the Purchaser, together with a copy of the issuance deed as filed with the Stamp Tax Authorities and the Registrar of Companies in the form attached hereto as Schedule 2.4.5; and

          2.4.6. validly executed employment, confidentiality and non-competition agreements between the Company and each of the Founders, and the key employees listed in Schedule 2.4.6.(a) (the "Key Employees"), in the form(s) attached hereto as Schedule 2.4.6.(b), pursuant to which the Founders and the Key Employees undertake to provide their services on a full time basis to the Company until April 1, 2003 or thereafter; and

          2.4.7. validly executed 2,129 Warrants issued on the name of the Purchaser, in the form attached hereto as Schedule 2.4.7; and

          2.4.8. validly executed Management Agreement and Lease Agreement between the Company and the Purchaser in the forms attached hereto as Schedule 2.4.8; and

          2.4.9. A confirmation by the Company that all of the Company's outstanding warrants, options and convertible loans, including the Convertible Loan, issued by the Company in July 27, 1999, have been fully exercised or converted, as the case may be, in accordance with the terms thereof, and as of the date hereof and the Closing the total issued and outstanding share capital of the Company is 6,387 shares.

3.   REPRESENTATIONS AND WARRANTIES OF COMPANY AND FOUNDERS
     ------------------------------------------------------

     Each of the Company and Founders, hereby jointly and severally, represents and warrants to the Purchaser, and acknowledges that the Purchaser is entering into this Agreement in reliance thereon, as follows:

     3.1. Organization
          ------------

          The Company is duly organized and validly existing under the laws of the State of Israel, and has full corporate power and authority to own, lease and operate its properties and assets, and to conduct its business as now being conducted and as proposed to be conducted in accordance with the Business Plan, attached as Schedule 3.1 hereto. The Company has all requisite power and authority to execute and deliver this Agreement, and the other agreements contemplated hereby or which are ancillary hereto, and to consummate the transactions contemplated hereby and thereby. Copies of the Memorandum of Association and Articles of Association (the "Articles of Association") of the Company as of the date hereof are attached hereto as Schedules 3.1(a) and 3.1(b), respectively. The Company has not taken any action, or, has not failed to take any action, which action or failure would preclude or prevent the Company, from conducting its respective business after the Closing in substantially the manner heretofore conducted. The Company has all material franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted and as proposed to be conducted by it in accordance with the Business Plan, the lack of which could materially adversely affect business, properties, or financial condition. The Company is not in material default under any of such franchises, permits, licenses, or other similar authority.

     3.2. Share Capital
          -------------

          The registered share capital of the Company is Forty Nine Thousand Two Hundred New Israeli Shekels (NIS 49,200) divided into: (i) Thirty Nine Thousand One Hundred and Eighty Three (39,183) Ordinary Shares of a nominal value of NIS 1 each (the "Ordinary Shares");
          (ii) Five Thousand (5,000) Ordinary A Shares of a nominal value of NIS 1 each (the "Ordinary A Shares"); (iii) Seventeen (17) deferred Shares of a nominal value of NIS 1 each (the "Deferred Shares"); and
          (iv) Five Thousand (5,000) Preferred B Shares (the "Preferred B Shares"). Of the Ordinary Shares Five Thousand Seven Hundred and Forty Three (5,743) are issued and outstanding. Of the Ordinary A Shares, Six Hundred Forty Four (644) are issued and outstanding. Of the Deferred Shares, Seventeen (17) are issued and outstanding.

          Schedule 3.2(a) describes all undertakings or commitments to any employees, former employees, directors or contractors of the Company concerning grants or issuance of shares in the Company or options to purchase such shares made by the Company or any director or officer of the Company and the number of Ordinary Shares reserved for future grants or issuances of shares in the Company or options to purchase shares in the Company to any such former employees, employees, directors, consultants or contractors. Except for the transactions contemplated by this Agreement and except as described in Schedule 3.2(b), there are no other share capital, pre-emptive rights, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from the Company any share capital of the Company and there are not any contracts or binding commitments providing for the issuance of, or the granting of rights to acquire, any share capital of the Company or under which the Company is, or may become, obligated to issue any of its securities.

          Except as set forth in this Agreement the Company is not under any obligation to register for trading on any securities exchange any of its currently outstanding securities or any of its securities which may hereafter be issued.

          Except as set forth in Schedule 3.2(c) since its date of incorporation, there has been no declaration or payment by the Company of dividends, or any distribution of any assets of any kind to any of its shareholders in redemption of or as the purchase price for any of the Company's securities.

     3.3. Ownership of Shares
          -------------------

          A complete and correct list of the shareholdings including all warrants and options for the issuance of share capital of the Company immediately prior to and following the Closing is set forth in Schedules 3.3(a) and (b) respectively. The individuals and entities identified in Schedule 3.3(a) as the shareholders and option holders of the Company, immediately prior to the Closing are the lawful owners of all of the issued and outstanding share capital and options of the Company and none of the said individuals and entities owns any other shares, options or other rights to subscribe for, purchase or acquire any security of the Company. All issued and outstanding share capital of the Company was duly authorized, and validly issued and outstanding and fully paid and non-assessable.

     3.4. Directors, Officers
          -------------------

          The directors of the Company are Zvi Fruman, Philip Aarenberg, Yehuda Shphir, Dany Marian, Eli Gal and Uri Agam. The officers of the Company are Eli Gal and Uri Agam. Except for the agreements attached and listed in Schedule 3.4, neither the Company nor its Shareholders are party to any agreement, obligation or commitment, with respect to: (i) the election of any individual or individuals to the Board; (ii) any voting agreement or other arrangement among the Company's shareholders; or (iii) any compensation to be provided to any of the Company's directors, officers or shareholders.

     3.5. Financial Statements
          --------------------

          The Company has furnished the Purchaser with its: audited, financial statements as of and for the year ended December 31, 1998 (the "Financial Statements"), which are attached hereto as Schedules 3.5. The Financial Statements are true and correct in all material respects, are in accordance with the books and records of the Company and have been prepared in accordance with Israeli generally accepted accounting principles ("GAAP") consistently applied, and fairly and accurately present in all material respects the financial position of the Company as of such dates and the results of its operations for the periods then ended. Except as expressed in the Financial Statements, the Company has no material liabilities, debts or obligations, whether accrued, absolute or contingent other than liabilities reflected or reserved against in the Financial Statements. As of February 29, 2000, the total Company's liabilities are as set forth in Schedule 3.5(b) (excluding liabilities as a result of, or in connection with, this Agreement). Except as set forth in Schedule 3.5(c) since December 31, 1998, the Company has operated in the ordinary and usual course of business, and there has not been to the best of their knowledge, information and belief:

          (i) any material change in the assets, liabilities, condition (financial or otherwise) or business of the Company from that reflected in the Financial Statements;

          (ii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, condition (financial or otherwise), operating results, prospects or business of the Company (as such business is presently conducted and as it is proposed to be conducted);

          (iii) any waiver by the Company of a valuable right or of a material debt owed to it;

          (iv) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not individually or in the aggregate adverse to the assets, properties, condition (financial or otherwise), operating results or business of the Company (as such business is presently conducted and as it is proposed to be conducted);

          (v) any material change or amendment to a material contract or arrangement by which the Company or any of its assets or properties are bound or subject;

          (vi) any material change in any compensation arrangement or agreement with any employee of the Company;

          (vii) any loans made by the Company to its employees, officers, or directors other than advances made in the ordinary course of business to cover out of pocket expenses;

          (viii) any sale, transfer or lease of, or mortgage or pledge or imposition of lien on, any of the Company's assets except in the ordinary course of business;

          (ix) any change in the accounting methods or accounting principles or practices employed by the Company; or

          (x) any other event or condition of any character that would materially adversely affect the assets, properties, condition (financial or otherwise), operating results, prospects or business of the Company (as such business is presently conducted and as it is proposed to be conducted).

     3.6. Authorization; Approvals
          ------------------------

          All corporate action on the part of the Company necessary for the authorization, execution, delivery, and performance of all its obligations under this Agreement has been (or will be) taken prior to the Closing. This Agreement, when executed and delivered by or on behalf of the Company at the Closing, shall constitute the valid and legally binding obligations of the Company, legally enforceable against the Company in accordance with its terms. No consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any governmental authority on the part of the Company is required that has not been, or will not have been, obtained by the Company prior to the Closing in connection with the valid execution, delivery and performance of this Agreement.

     3.7. Compliance with Other Instruments
          ---------------------------------

          Except as otherwise set forth in Schedule 3.7, the Company, to the best of its knowledge, is not in default: (a) under its Memorandum or Articles of Association ("Governing Instruments"); (b) under any material note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement to which the Company is a party or by which it or any of its property is bound or affected (the "Agreements"); or (c) with respect to any law, statute, ordinance, regulation, order, writ, injunction, decree, or judgment of any court or any governmental department, commission, board, bureau, agency or instrumentality, domestic, or with respect to countries in which the Company operates, including but not limited to the Companies Ordinance [New Version] 1983 and the Companies Law 1999, (the "Laws and Regulations"), which default, in any such case described above, would materially adversely affect or in the future is reasonably likely to materially adversely affect the Company's business, condition (financial or otherwise), affairs, operations or assets. No third party is in default under agreements to which the Company is a party or by which it or any of its property is affected. To the best of the Company's and the Founder's information knowledge and belief, the Company, is not a party to or bound by any order, judgment or decree of any governmental authority, agency, court, tribunal or arbitrator.

     3.8. No Breach
          ---------

          Except as described in Schedule 3.8 hereto, as of the Closing, neither the execution and delivery of this Agreement nor compliance by the Company with the terms and provisions hereof, will conflict with, or result in a material breach or violation of, any of the terms, conditions or provisions of the Governing Instruments, Agreements or Laws and Regulations, as such terms are defined in
          Section 3.7 above. Such execution, delivery and compliance will not:
          (a) give to others any rights, including rights of termination, cancellation or acceleration, in or with respect to any agreement, contract or commitment referred to in this paragraph, or to any of the properties of the Company; or (b) otherwise require the consent or approval of any person, which consent or approval has not heretofore been obtained.

     3.9. Records
          -------

          Schedule 3.9, is the complete minute book of the Company which has been provided to the Purchaser and which contains accurate and complete copies of the minutes of every meeting of the Company's shareholders and board of directors (and any committee thereof) at which resolutions were adopted which concerned any subject material to the Company's business or which concerned the Company's shares, shareholders, employees or directors. The corporate records of the Company have been maintained in accordance with all applicable statutory requirements and are complete and accurate in all material respects. Except as set forth in Schedule 3.9 (a) hereto, all resolutions were adopted in accordance with all applicable laws, regulations and agreements and are in full force and effect.

     3.10. Ownership of Assets
           -------------------

          Complete and correct copies of leases and licenses of property leased or licensed to the Company have been furnished to counsel for the Purchaser and are listed in Schedule 3.10 hereto. Except as set forth in Schedule 3.10 hereto: (i) the Company has good and marketable title to all of the properties and assets, both real and personal, tangible and intangible, that it purports to own, including the properties and assets reflect on the Financial Statements, and it is not subject to any mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge except routine statutory liens securing liabilities not yet due and payable and minor liens, encumbrances, restrictions, exceptions, reservations, limitations and other imperfections which do not materially detract from the value of the specific asset affected or the present use of such asset; and (ii) the Company is not in default or in breach of any material provision of its leases or licenses and holds a valid leasehold or licensed interest in the property it leases or that is licensed to it.

     3.11. Intellectual Property and Other Intangible Assets
           -------------------------------------------------

          3.11.1. Schedule 3.11.1(a) is a full and complete list of all of the intellectual property which the Company owns or has the right to use, including all patents, trademarks, service marks, trade names and copyrights, and applications, licenses and rights with respect to the foregoing, and all trade secrets, including know-how, inventions, designs, processes, works of authorship, computer programs and technical data and information (collectively herein "Intellectual Property") used and sufficient for use in the conduct of its business as now conducted (including, without limitation, the development, manufacture, operation and sale of all products and services sold by the Company). To the best of the Company's and Founders' knowledge, except as detailed in Schedule 3.11.1(b), (i) all of the Intellectual Property is free and clear of all liens, claims and restrictions, without infringing upon or violating any right, lien, or claim of others, including without limitation former employees and former employers of the past and present employees of the Company, and (ii) the Company is not obligated, nor is under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise.

          3.11.2. Except as set forth in Schedule 3.11.2(a) any and all Intellectual Property of any kind currently being developed by any employee of the Company while in the employ of the Company, is the property solely of the Company. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all the Intellectual Property, which measures are satisfactory to the Company's management and board of directors. As of the Closing each of the Company's employees will be party to non-disclosure, invention assignment and non-compete undertakings. True and correct copies of all agreements regarding ownership and treatment of Intellectual Property with each of the Company's employees and other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed the Intellectual Property, or who have or had knowledge of or access to information about the Intellectual Property and whose names are listed in Schedule 3.11.2(b), and who have entered into such agreements with the Company have been delivered to the Purchaser and all such agreements are in form and substance satisfactory to the Company's management.

          3.11.3. The Company has not received any communications alleging that the Company has violated or by conducting its business as proposed, would violate, any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. None of the Company's employees, to the best of the Company's and the Founders knowledge, information and belief, is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of the Company that would conflict with the Company's business as conducted and as proposed to be conducted.

     3.12. Taxes
           -----

          Except as set forth in Schedule 3.12, the Company has accurately prepared and timely filed all income, property, "value added", payroll and other tax returns and filings that are required to be filed by them (the "Tax Returns") and have paid or made provision for the payment of all amounts due pursuant to such returns. The Tax Returns are true and complete in all material respects. None of the Tax Returns have been audited by any taxing authority. The Company has not been advised that any of such Tax Returns will be so audited, and there are no waivers in effect of the applicable statute of limitations for any period. No deficiency assessment or proposed adjustment of income or payroll taxes of the Company is pending and the Company has no knowledge, of any proposed liability for any tax to be imposed.

     3.13. Contracts
           ---------

          Schedule 3.13 contains a true and complete list of all material contracts and agreements (the "Material Contracts") to which the Company is a party or by which its property is bound. Each of the Material Contracts is in full force and effect, and neither the Company nor any other party thereto is in material breach thereof. True and correct copies of each of the Material Contracts have been delivered to the Purchaser.

          For the purpose hereof the term "Material" shall include any undertaking whose aggregate value exceeds $10,000.

     3.14. Litigation
           ----------

          3.14.1. Except as described in Schedule 3.14.1(a), no action, proceeding or governmental inquiry or investigation is pending or, to the Company's and the Founders' best knowledge, threatened against the Company or to the best of the Company's and the Founders' knowledge against any of the Company's officers, directors or employees (in their capacity as such) or any of the Company's properties before any court, arbitration board or tribunal or administrative or other governmental agency, nor is the Company aware that there is any basis for the foregoing. The foregoing includes, to the Company's and the Founders' best knowledge, without limiting its generality, actions pending or threatened involving the prior employment of any of the Company's employees or use by any of them in connection with the Company's business of any information, property or techniques allegedly proprietary to any of their former employers. Except as described in Schedule 3.14.1(b), the Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or governmental agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

          3.14.2. Except as described in Schedule 3.14.2 no action, proceeding or governmental inquiry or investigation is pending, or to the Company's and the Founders' best knowledge, threatened against the Company, which might have a material adverse effect on the Company, before any court, arbitration board or tribunal or administration or other governmental agency.

     3.15. No Public Offer
           ---------------

          Neither the Company nor anyone acting on their behalf has offered securities of the Company, for issuance or sale to, or solicit any offer to acquire any of the same from, anyone so as to make issuance and sale of the Preferred B Shares hereunder a public offering under the US Securities Act of 1933 or the Securities Exchange Act of 1934, as amended or not exempt from the prospectus publication requirements of the Israeli Securities Law 1968. None of the issued and outstanding shares of the Company have been offered or sold in such a manner as to make the issuance and sale of such shares not exempt from such registration requirements, and all such shares have been offered and sold in compliance with the Israeli securities laws.

     3.16. Interested Party Transactions
           -----------------------------

          Except as set forth in Schedule 3.16, no officer or shareholder or director of the Company, or any affiliate of any such person, entity or the Company, has or has had, either directly or indirectly: (a) an interest in any person or entity which: (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the Company; or (ii) purchases from or sells or furnishes to the Company any goods or services; or (b) a beneficial interest in any contract or agreement to which the Company is a party or by which it may be bound or affected. There are no existing material arrangements or proposed material transactions between the Company and any officer, director, or holder of more than 5% of the issued share capital of the Company, or, to the best of the Company's and the Founders' knowledge, any affiliate or associate of any such person. Except as detailed in
          Schedule 3.16, no employee, shareholder, officer, or director of the Company is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, except for the reasonable advances to employees, for out of pocket expenses in the ordinary course of business.

     3.17. Employees
           ---------

          As of the date hereof, except as set forth in Schedule 3.17(a), the Company, has no deferred compensation or stock option plan covering any of its officers or employees (including any employee benefit plans).

          Except as described in Schedule 3.17(b), the issuance and sale of the Preferred B Shares will not give any employee the right to terminate his employment and receive severance or other payments from the Company or result in the acceleration or vesting of any outstanding option or option share issued by the Company.

          To the best of the Company's and the Founders' knowledge, neither the Founders nor any employee of the Company is in violation of any term of any employment contract, patent or other proprietary information disclosure agreement, or any other contract or agreement, relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or proposed to be conducted by the Company or any other reason, and the continued employment by the Company of its respective present employees will not result in any such violation.

          Except as set forth in Schedule 3.17(c), the Company made all payments and withheld all such monies as is required under the Israeli laws for the benefits of its employees. The Company has made all payments to the National Insurance Institute for and on behalf of its employees.

     3.18. No Unlawful Payments
           --------------------

          Neither the Company nor any of the Founders, nor any director, officer, agent or employee of any such person, or to the best of the Company's and the Founders' knowledge, any other person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any unlawful contributions, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property or services, (i) to obtain favorable treatment in securing business,
          (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or special concessions already obtained, for or in respect of the Company, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company, or (c) taken any other action in violation of any law of the State of Israel.

     3.19. Insurance
           ---------

          The Company has insurance policies as detailed in Schedule 3.19.

     3.20. Finders Fee
           -----------

          No agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of the Company is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, on account of any action taken by the Company in connection with any of the transactions contemplated under the Agreement.

     3.21. Chief Scientist and CIIRDF
           --------------------------

          The Company has submitted to the Chief Scientist of the Ministry of Industry and Trade of the Government of Israel (the "Chief Scientist") applications for receiving grants and has received approvals for such grants. A copy of the applications for and the certificates of approval of the grants are attached in Schedule 3.21(a). Except as set forth in Schedule 3.21(b), the Company is in full compliance with all conditions specified in the approvals for such grants.

          The Company has submitted to the Canada Israel Industrial Research and Development Fund ("CIIRDF") application for receiving grants and has received approvals for such grants. A copy of the applications for and the approval of the grants are attached in Schedule 3.21(c). Except as set forth in Schedule 3.21(d), the Company is in full compliance with all conditions specified in the approvals for such grants.

     3.22. Year 2000 Compliance
           --------------------

          The Company warrants that the Company's products and or software (the "Software") is "Year 2000 Compliant", which means the Software is designed to:

          3.22.1. correctly and unambiguously handle and process date information before, during and after 1 January 2000. This includes, but is not limited to, accepting date input, providing date output, storing and retrieving dates and the ability to perform calculations on dates or portions of dates.

          3.22.2. correctly process functions that are programmed to commence and/or end on a particular date, including, but not limited to month-end, year-end, leap year and any combination thereof, irrespective of the change in the century identifier; and 3.22.3. the Software responds to two-digit year date input in a way that resolves the ambiguity as to the century in a disclosed, defined and predetermined manner; and to store and provide output of date information in ways that are unambiguous as to the century.

          3.22.4. The Company's computer system and software or the Company or its customers were not and shall not be affected by the year 2000 issues.

     3.23. Business Plan
           -------------

          The business plan attached in Schedule 3.23 (the "Business Plan") fully reflects the business conducted and proposed to be conducted by the Company. The Business Plan has been prepared in good faith and with reasonable professional care by the Company and the Founders, and such parties are not aware of any information that renders the Business Plan untrue or incomplete in any material way. The Parties are aware that the Business Plan is based upon various estimations and assumptions, the materialization of which is uncertain and cannot be guaranteed. Nevertheless, as of the date hereof and the Closing Date, the Company does not know of any material fact which contradicts such estimation and assumption in any material way.

     3.24. Full Disclosure
           ---------------

          Neither this Agreement nor any agreement or document made or delivered by the Company or the Founders in connection herewith contains any untrue statement of a fact or omits to state a fact necessary to make the statements herein or therein not misleading. The representations and warranties of the Company, and the Founders as set forth hereinabove fully and accurately reflect the conditions and state of the Company and they contain substantially all information and data known to the Company and/or the Founders which are or might be relevant to a third party who is considering to make transactions identical to the transaction contemplated hereby.

     3.25. Effectiveness; Survival; Indemnification
           ----------------------------------------

          Each representation and warranty herein is deemed to be made on the date of this Agreement and at the Closing. In the event of any breach or misrepresentation of any covenant, warranty or representation made by the Company under this Agreement, the Company, and the Founders jointly and severally shall indemnify the Purchaser and hold him harmless from any and all actual liquidated loss, damage, liability and reasonable expense (including reasonable legal fees and costs), excluding any liability for consequential loss or loss of profit sustained or incurred by the Purchaser as a result of or in connection with said breach or misrepresentation provided that such losses exceed in the aggregate sum of US$50,000. Notwithstanding, any other provision of this Agreement to the contrary, the liability under this Section to the Purchaser shall be limited to the amount of the total purchase price paid by the Purchaser for the Preferred B Shares purchased by it under this Agreement and the Warrants, if exercised, plus interest of 10% per year, and may arise upon written notice to the Company with respect to all representations, except those set forth in Sections 3.2, ("Share Capital") and 3.11 ("Intellectual Property"), only during a period of thirty-six (36) months, beginning at the Closing. The liability with respect to sections 3.2 and 3.11 shall be for a period of seven (7) years beginning at the Closing. The Parties agree that this Section 3.25 shall constitute a separate agreement for the requirements of Section 19 of the Israeli Limitations Law, 1958.

4.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     -----------------------------------------------

     The Purchaser hereby represents and warrants to the Company as follows:

     4.1. Organization
          ------------

          It is duly organized, validly existing and in good standing under the laws of the State of Israel.

     4.2. Enforceability
          --------------

          This Agreement and the agreements to be executed by the Purchaser under this Agreement, when executed and delivered by the Purchaser, will constitute the valid, binding and enforceable obligations of the Purchaser, legally enforceable against the Purchaser in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally; and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

     4.3. Authorization
          -------------

          The execution, delivery and performance of the obligations of the Purchaser hereunder have been (or will be) duly authorized by all necessary corporate action prior to the Closing and would not be precluded under any agreement or restrictive covenant entered into by the Purchaser. No legal, contractual or other impediment known to the Purchaser would prevent him from entering into and fully complying with his obligations herein.

     4.4. Transferability and Market for the Shares
          -----------------------------------------

          The Purchaser warrants and represents that: (i) it is not acquiring the Preferred B Shares with a short term view to, or for resale in connection with, any distribution thereof; (ii) the transferability of the Preferred B Shares is extremely limited; (iii) no public market now exists for any of the Preferred B Shares and there is no assurance that a public market will ever exist for such shares; (iv) none of the Preferred B Shares have been registered under the securities laws of the United States or Israel or the laws of any other jurisdiction, and the Purchaser agree that the Preferred B Shares may not be sold, offered for sale, transferred, pledged, hypothecated or otherwise disposed of except in compliance with applicable law; and (v) the Purchaser has read the representations and schedules set forth in Section 3 and is entering into this Agreement in reliance thereon.

     4.5. Financial Resources
          -------------------

          The Purchaser has the present financial resources required to fulfill all of its financial obligations hereunder.

     4.6. Full Disclosure
          ---------------

          Neither this Agreement nor any certificate made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading, in view of the circumstances in which they were made.

          The foregoing representations, agreements and undertakings and acknowledgments are made by the Purchaser with the intent that they be relied upon in determining its suitability as a purchaser of the Preferred B Shares and the Purchaser hereby agrees that such representations, agreements, undertakings and acknowledgments are made as of the date of the Closing, and shall survive thereafter for a period of 36 months.

5.   CONDITIONS PRECEDENT TO CLOSING BY THE PURCHASER
     ------------------------------------------------

     The obligations of the Purchaser to purchase the Preferred B Shares and pay the Purchase Price at the Closing are subject to the fulfillment at or before the Closing of the following conditions precedent, any one or more of which may be waived in whole or in part by the Purchaser, which waiver shall be at the sole discretion of the Purchaser:

     5.1. Representations and Warranties
          ------------------------------

          The representations and warranties made by the Company and the Founders in this Agreement shall have been true and correct when made, and shall be true and correct as of the Closing as if made on the date of such Closing.

     5.2. Covenants
          ---------

          All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by the Founders and the Company, prior to the Closing, including but not limited to the performance of the actions and the delivery of the documents specified in Sections 2.4 and 2.5, shall have been performed or complied with prior to or at the Closing.

     5.3. Consents, etc.
          --------------

          The Company shall have secured all permits, consents and authorizations that shall be necessary or required to consummate this Agreement and to issue the Preferred B Shares to be purchased by the Purchaser at the Closing and upon the exercise of the Warrants, all of which permits, consents and authorizations are listed in Schedule 5.3.

     5.4. Payments to Isratech
          --------------------

          Isratech have delivered to the Company a confirmation and consent, in the form of Schedule 5.4, whereby Isratech consents to defer management fees (in an amount of US$58,000) due to it pursuant to a certain agreement among the Company and Isratech, and confirms that except this debt the Company is under no debt or liability whatsoever to Isratech.

     5.5. No Action, Proceeding, etc.
          ---------------------------

          No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, prevent, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which affects or may affect the right of the Purchaser to purchase the Preferred B Shares.

     5.6. No Adverse Change
          -----------------

          There shall not have occurred prior to the Closing any material adverse change or development in the Company's business, or in the value or utility of its assets, or in its ability to consummate the transactions contemplated hereby.

     5.7. Ordinary Course of Business
          ---------------------------

          The Company shall have continued to operate its business in the ordinary course, and shall not have issued any additional securities, nor declared any dividends, or made any distributions.

6.   CONDITIONS TO CLOSING BY THE COMPANY
     ------------------------------------

     The Company's obligations to sell and issue the Preferred B Shares at the Closing to the Purchaser are subject to the fulfillment, by Purchaser, at or before the Closing of the following conditions which conditions may be waived in whole or in part by the Company, and which waiver shall be at the sole discretion of the Company.

     6.1. Representations and Warranties
          ------------------------------

          The representations and warranties made by the Purchaser in this Agreement shall have been true and correct when made, and shall be true and correct as of the date of the Closing.

     6.2. Purchase Price
          --------------

          The Purchaser shall have transferred to the Company the Purchase Price for the Preferred B Shares in full ($200,000 by conversion of the loan granted by the Purchaser to the Company to advanced payment for the Preferred B Shares and $800,000 by certified check or wire transfer).

7.   AFFIRMATIVE COVENANTS
     ---------------------

     7.1. Use of Proceeds
          ---------------

          The Company will use the proceeds of the issuance and sale of the Preferred B Shares to pay any outstanding debt it has, and in accordance with the Business Plan, attached hereto as Schedule 3.23.

     7.2. Financial Statements
          --------------------

          The Company shall deliver to the Purchaser, for so long as he is the record holders of shares and/or warrants and/or options, in either case constituting or exercisable into at least nine percent (9%) of the Company's issued and outstanding share capital on an as converted basis:

          7.2.1. as soon as practicable, but in any event within sixty (60) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company as of the end of such year, and statements of income and statements of cash flow of the Company for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with Israeli generally accepted accounting principles ("GAAP"), audited by a firm of Independent Certified Public Accountants and accompanied by an opinion of such firm which opinion shall state that such balance sheet and statements of income and cash flow have been prepared in conformity with GAAP, and present fairly in all material aspects the financial position of the Company as of their date, and that the audit by such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing standards; and 7.2.2. as soon as practicable, but in any event within thirty (30) days after the end of each quarter of each fiscal year of the Company, an unaudited consolidated balance sheet of the Company as at the end of each such period and unaudited consolidated statements of: (i) income; and (ii) cash flow of the Company for such period and, in the case of the first, second and third quarterly periods, for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case, in comparative form the figures for the corresponding period of the previous fiscal year, all in reasonable detail and except as otherwise stated therein, fairly presenting the financial position of the Company as of their date subject to: (x) there being no footnotes contained therein; and (y) changes resulting from year-end audit adjustments. 7.2.3. Upon the request of the Purchaser, the Company will promptly deliver to the Purchaser such and any reports as may be required by the Purchaser in order to enable the Purchaser to be in compliance with (i) the US and/or Israeli Securities Laws and regulations (ii) the Tel Aviv Stock Exchange's regulations, (iii) requests and/or demands of the Israeli Securities Authority or the US SEC, and (iv) any law or regulation to which the Purchaser is subject to.

     7.3. Annual Plan; Quarterly Report
          -----------------------------

          The management of the Company shall establish an annually operating plan and budget for the Company (the "Annual Plan") in consultation with the Board. The Annual Plan for the following year shall be submitted to the Board of Directors for its approval at least forty
          (40) days prior to the first day of the year covered by such Annual Plan.

          The management of the Company shall submit to the Company's Board as soon as practicable, but in any event within thirty (30) days after the end of each calendar quarter, an unaudited consolidated balance sheet of the Company as at the end of such calendar quarter, and an unaudited estimated consolidated statement of income and statements of cash flow for such calendar quarter.

     7.4. Termination of Financial Information Rights
          -------------------------------------------

          The Company's obligation to deliver the financial statements and other information under Sections 7.2 and 7.3 shall terminate and shall be of no further force or effect upon the closing of the IPO of the Company. Thereafter, the Company shall deliver to Purchaser such financial information as the Company from time to time provides to other holders of its shares; provided, that the Company's obligations under Sections 7.2 and 7.3 shall be restored if the Company subsequently ceases to be subject to the informal and reporting requirements of the relevant countries' or states' securities law.

          Notwithstanding the above, the Company's obligation to deliver the financial statements and other information under Sections 7.2.3 shall terminate and shall be of no further force or effect upon the Purchaser's holdings in the Company (shares and/or warrants and/or options, in on an as converted basis) being reduce to less than 9%.

     7.5. Accounting
          ----------

          The Company will maintain a system of accounting established and administered in accordance with Israeli GAAP consistently applied, and will set aside on its books all such proper reserves as shall be required by Israeli GAAP.

     7.6. Composition of the Board
          ------------------------

          The Boards of Directors of the Company shall comprise up to eight
          (8) directors, to be nominated as follows:

          7.6.1. Two (2) directors shall be designated and elected by the holders of the Preferred B Shares, for as long as the holders of the Preferred B Shares hold at least twenty percent (20%) of the total issued and outstanding share capital of the Company. Upon the Preferred B Shareholders' being reduced to less than 20% Percent Ownership and for so long as they are (i) as a result of dilution due to new issuance of securities - the record holders of shares and/or warrants and/or options, in either case constituting or exercisable into at least five percent (5%) of the Company's issued and outstanding share capital on an as converted basis; or (ii) in case such reduction is the result of the sale of its Preferred B Shares to any third party - the record holders of shares and/or warrants and/or options, in either case constituting or exercisable into at least nine percent (9%) of the Company's issued and outstanding share capital on an as converted basis; the number of their directors shall be reduced to one director. The appointment and removal of such directors and filling of any vacancy with respect to such positions shall be made by a written notice to the Company.

          7.6.2. Up to six (6) Directors shall be designated by the other shareholders of the Company whereby each holder, or holders, as the case may be, of Ordinary Shares representing not less than 12.5% of the than issued and outstanding share capital of the Company, shall be entitled to elect 1 director.

          7.6.3. The parties hereto agree that (i) the Chairman of the Board (the "Chairman") shall be one of the Directors elected on behalf of the holders of Preferred B Shares and (ii) each Board's committee shall includes at least one board member appointed by the holders of the Preferred B Shares.

     7.7. Board and Shareholders Resolutions
          ----------------------------------

          7.7.1. Subject to any applicable law, and to the Amended Articles, as applicable, all resolutions and actions of the Board of Directors and of the shareholders of the Company shall be taken by a majority vote. Notwithstanding the aforesaid, until the consummation of an IPO of the Company, the Company shall not take any of the following resolutions or actions except if the directors designated by the holders of the Preferred B Shares, and the holders of the Preferred B Shares, consented in writing to such resolution or action prior thereto: (i) the effecting of the IPO of the Company;
                  (ii) adopt any amendment of the Memorandum, or Amended Articles (iii) adopt any action which would have the effect of amending the specific rights, preferences or privileges of the Preferred B Shares; (iv) authorize or issue any equity securities of any class or other securities convertible into shares of the Company, nor enter into any contract or grant any option for the issue of any such securities; (v) merge with or consolidate into any corporation, firm or entity, or sell or otherwise dispose of all or substantially all of its assets, tangible or intangible; (vi) enter into voluntary liquidation or effect the winding up of the Company; (vii) incur debt, that was not included in the respective Annual Plan or yearly budget, which exceeds the amount of US$10,000; (viii) enter into any transactions with any officer, director, shareholder or other Interested Party (as such term is defined in the Israeli Securities Law - 1968, or any member of the family or affiliate of such Interested Party, person controlled by it, person under common control or person it) or any other party related, directly or indirectly, to any of them; (ix) increase the number of Directors above eight (8) or change the manner of their designation to the Board of Directors;
                  (x) declare or pay any dividend or other distribution of cash, shares, or other assets to the Company's shareholders in their capacity as such; (xi) effect a fundamental change in the Company's business; (xii) approve the Company's yearly budget and plan; (xiii) approve and fix signatory rights on behalf of the Company; and (xiv) the appointment and compensation of the Company's General Manager(s), Chief Executive Officer, Chief Operating Officer, Chief Technical Officer and Chief Financial Officer.

          7.7.2. In the event that the Board of Directors of the Company is unable to reach a majority with respect to the following issues, the Chairman shall have the casting vote: (i) approval of the budget of the Company; (ii) the issuance of any debt or equity securities by the Company; (iii) any proposed change in the Line of Business of the Company; (iv) approve and fix signatory rights on behalf of the Company; and (v) any proposal for the Company to enter into an agreement to merge into, acquire, or be acquired by, another company, provided, however, that such company is not owned or controlled by the Preferred B Shareholders.

     7.8. Information Rights
          ------------------

          The Company will permit the holders of Preferred B Shares or their authorized representatives, upon reasonable prior notice, at all reasonable times during normal business hours and as often as reasonably requested, to visit and inspect any of the properties of the Company, including its books and records and lists of security holders, and to make extracts therefrom and to discuss the affairs, finances and accounts of the Company with its officers, provided, however, that any inspections of books and records made by the holders of Preferred B Shares in accordance with the procedures of this Section 7.8 shall be approved by, and made together with, one member of the Board of Directors.

          The Company will promptly advise the holders of Preferred B Shares in writing of each suit or proceeding commenced or threatened against the Company which, if adversely determined, would result in a material adverse effect on the Company, whether on its business and financial condition, or otherwise.

          The Company will also furnish to the holders of Preferred B Shares with reasonable promptness such other information and data with respect to the Company as the holders of Preferred B Shares, may from time to time reasonably request.

     7.9. Certain Transfers
          -----------------

          In the event that any person or entity makes an offer to purchase all of the issued and outstanding share capital of the Company or to merge the Company with or into another entity, and shareholders holding more than 75% of the issued and outstanding share capital of the Company on an as converted basis indicate their acceptance of such offer and such offer is approved by a majority of the Board of Directors, then, at the closing of such offered purchase of all the issued and outstanding capital stock of the Company or merger, all of the holders of Ordinary Shares and Preferred Shares in the Company will transfer such Ordinary Shares or Preferred Shares to such person or entity; provided, however, that the consideration for all of the Company's share capital shall in any event be allocated among the members in accordance with the applicable provisions of the Amended Articles (for the sake of clarity, the term Preferred Shares, as used in this Agreement refers to both Series A and Preferred B Shares collectively).

     7.10. Pre-emptive Rights; Rights of First Refusal, Tag Along etc.
           -----------------------------------------------------------

          Except for a transfer of shares by a shareholder to its Permitted Transferee(s), as such term is defined in the Amended Articles, any issuance or transfer of shares of the Company shall be subject to the pre-emptive rights, rights of first refusal, Tag Along and other rights of the Preferred B Shareholders and other shareholders (when applicable) as set forth in the Amended Articles.

     7.11. Restrictions on Sales
           ---------------------

          As long as the Preferred B Shares represents not less than 15% in the share capital of the Company (on a full dilution basis taking into consideration the Preferred B Shares covered by the Warrants), each of the Founders hereby undertakes not to sell, assign, transfer, pledge, hypothecate, mortgage or dispose of, by gift or otherwise, or in any way encumber any of their shares in the Company (or in companies under their control which are shareholders in the Company) for a period of three (3) years following the Closing, other than with the consent of the holders of Preferred B Shares. Any transfers after the aforementioned periods of restriction, shall be subject to the restrictions, if any, set forth in the Articles of Association of the Company as shall be in effect following the Closing.

          Upon the Preferred B Shares being reduced to 5% - 15% in the share capital of the Company, the Founders shall be entitled to sell up to one third of their shares in the Company.

          The restrictions provided in this Section 7.11 shall terminate (A) upon the consummation of an IPO to the Company or in case whereby the Company shall merge into, acquire, or be acquired by, another company; or (B) with respect to each Founder, upon the termination other than for "Cause" (as such term is defined in each Founder's employment agreement) by the Company of such Founder's employment with the Company (in accordance with such Founder's employment as shall then be effect with the Company).

    7.12. Right of Co-Sale
          ----------------

          7.12.1. From and after a period of three (3) years from the Closing, should any of the Founders (in each case, the "Offeree") receive one or more bona fide offers (collectively, the "Offer"), from any person or entity (the "Offeror") to purchase from the Offeree any of the shares in the Company owned by the Offeree, which Offer the Offeree intends to accept, such Offeree shall promptly notify the holders of Preferred B Shares in writing of the name and address of the Offeror and terms and conditions of such Offer. In the event that the holders of Preferred B Shares, or part thereof, wish to join in the sale (the "Selling Holders of Preferred Shares"), they shall notify the Offeree thereof in writing, with a copy to the Company, within fifteen (15) business days of receipt by them of the copy of the Offer. If no such notice is received by the Offeree within the specified time, the Offeree(s) shall be under no restriction with respect to the sale of the shares to the Offeror. If the Offeree receives notice from the Selling Holders of Preferred B Shares that they wish to join in the sale, then the Offeree shall not sell any shares to the Offeror unless the Offeror agrees to purchase from the Selling Holders of Preferred B Shares such percentage of the shares being offered under the Offer, as is equal to the Selling Holders of Preferred B Shares percentage shareholding of the issued and outstanding share capital of the Company. The restrictions provided in this Section 7.12.1 shall terminate, with respect to each Founder, upon the termination other than for "Cause" (as such term is defined in each Founder's employment agreement) by the Company of such Founder's employment with Company (in accordance with such Founder's employment as shall then be effect with the Company).

          7.12.2. In the event of a proposed acquisition of shares of the Company which constitute over 50% but less than 100% of the Company's issued share capital by a purchaser which operates and competes in the Line of Business of the Company in the same geographical and customer markets in which the Company operates and competes, the holders of the Preferred Shares shall not sell any of the Preferred Shares subject to said acquisition, unless such purchaser agrees to purchase concurrently from the holders of the Preferred Shares, a pro rata portion of the shares of the Founders, as reflects the ratio between the percentage of issued stock of the Company held at such time by the contemplated sellers and the percentage of issued shares of the Company held by the Founders.

          7.12.3. The provisions of Sections 7.11 and 7.12 shall not derogate from any right of first refusal to purchase shares being offered for sale pursuant this Agreement or the Company's Articles of Association as may be in effect from time to time.

     7.13. Registration Rights
           -------------------

          The shareholders of the Company shall have the registration rights set forth in Schedule 7.13 attached hereto.

8.   RIGHTS OF PREFERRED B SHARES
     ----------------------------

     The Company, Shareholders and the Founders covenant that the Preferred B Shares shall have, inter alia, the following rights and privileges, as more fully set forth in the Amended Articles:

     8.1. Liquidation Preference
          ----------------------

          8.1.1. In the event of: (i) any dissolution or liquidation of the Company; or (ii) the appointment of a receiver or liquidator with respect to all or substantially all of the Company's assets: (A) the holders of the Preferred B Shares at such event, shall be entitled to receive, prior to and in preference to any payments to any of the holders of any other classes of shares of the Company, in full, the U.S. Dollar amount paid for such Preferred B Shares plus interest on such amount of 10% per year (the "Preferred B Preference Amount"). If the assets thus distributed among the holders of the Preferred B Shares shall be insufficient to permit the payment to such holders of the full Preferred B Preference Amount, then the entire assets available for distribution shall be distributed pro-rata among the holders of the Preferred B Shares in proportion to the Preferred B Preference Amount each such holder would otherwise have been entitled to receive; and (B) after payment to holders of Preferred B Shares of the Preferred B Preference Amount, prior to and in preference to any distribution of the entire remaining assets and funds of the Company legally available for distribution, if any, to the holders of all other classes of shares, Isratech shall be entitled to receive in full, the US Dollar amount paid by Isratech for each of the Ordinary A Shares, held by Isratech at that time (the aggregate amount shall be not more than USD 1,000,000), plus interest on such amount of 4% per year (the "Isratech Preference Amount") (which collectively together with the Preferred B Preference Amount shall be hereinafter referred to as the "Preference Amount"); and (C) after payment to the holders of the Preferred B Shares and Israetech of the respective Preference Amounts, the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed ratably to the holders of all Ordinary Shares, Ordinary A Shares and Preferred B Shares (treating the Preferred B Shares on an as converted basis), in each case in proportion to the nominal value of the shares then held by them.

     8.2. Event of Deemed Liquidation
          ---------------------------

          8.2.1. Upon the sale by the Company of all or substantially all of its assets in consideration for cash, ("Event of Deemed Liquidation"), the holders of Preferred B Shares shall be entitled, in accordance with provisions as more fully described in the Amended Articles, to treat the Event of Deemed Liquidation as a dissolution or liquidation (as referred to in Section 8.1 above), and shall entitle the shareholders of the Company to receive at the closing of such Event of Deemed Liquidation, in cash, securities or other property (valued as provided in the Amended Articles) amounts, in accordance with Section 8.1 above, as applicable, as if all consideration being received by the Company and its shareholders in connection with such Event of Deemed Liquidation were being distributed in a dissolution or liquidation.

     8.3. Conversion of Preferred Shares
          ------------------------------

          Each Preferred B Share and Ordinary A Share shall be convertible into one Ordinary Share. Initially, the conversion ratio shall be one-to-one, but such conversion ratio shall be adjusted in accordance with any recapitalization event.

          Each Preferred B Share, or Ordinary A Share as the case may be, shall be convertible into Ordinary Shares as aforesaid at any time, at the discretion of the holder of such Preferred B Share, or Ordinary A Share as the case may be, and automatically (i) upon a decision of the holders of at least 85% of the voting power of the Preferred B Shares to convert the Preferred B Shares; and (ii) at immediately prior to the consummation of the IPO of the Company, to the extent that such conversion is required by the underwriter as a condition to the IPO.

     8.4. Anti-Dilution.
          --------------

          Until the consummation of an IPO of the Company, if the Company issues Additional Shares at a price per share lower than the price per share paid by the Purchaser for each Preferred B Share, the Company shall immediately issue the holders of Preferred B Shares sufficient additional Preferred B Shares, for no additional consideration, as if the Purchaser had made their investment based on such lower price (Full Ratchet adjustment), all upon the terms as more fully set forth in the Amended Articles. For the purpose of this Section, the term "Additional Shares" shall mean any shares issued by the Company other than: (i) shares issued to employees, officers, consultants or directors of the Company, which are also employees, officers, consultants or directors of the Purchaser, under an Employee Stock Option Plan including future option plans to which the Purchaser shall agree in accordance to the terms of this Agreement; (ii) shares issued upon conversion of existing Preferred B Shares; (iii) shares issued due to a recapitalization of the Company's share capital; or (iv) shares issued to an investor who is deemed by the Board of Directors as a strategic partner or investor with added value to the Company and/or its activities and/or the marketing of its products ("Strategic Investor"); or (v) an issuance to existing holders of Preferred B Shares.

          Subject to the above and other terms and conditions of this Agreement, in case the Company shall issue shares, or options to purchase shares, to its employees, officers, consultants or directors (which are not employees, officers, consultants or directors of the Purchaser) under an Employee Stock Option Plan including future option plans to which the Purchaser shall agree in accordance to the terms of this Agreement ("Employees Issuance"), the Company shall immediately issue the holders of Preferred B Shares sufficient additional Shares, warrants or options, as the case may be, for no additional consideration, identical in numbers and terms to those issued under the Employee Issuance.

9.   CONFIDENTIALITY; NON-COMPETITION
     --------------------------------

     9.1. From time to time, the Parties may make available to each other, in written form or orally, information of a confidential and proprietary nature including, but not limited to, technical, test and analysis data, specifications, prototypes, marketing, application, financial, bookkeeping, business, and customer information. The Parties shall not disclose such information to others or use such information without the prior written consent of the disclosing party, except as necessary to carry out the terms of this Agreement. Each party shall treat such information with the same care as it would exercise in the handling of its own confidential or proprietary information and in no event shall such information be disclosed to any person including employees, consultants and/or contractors unless such individual undertakes to be bound by the terms of this Section 9.1.

     9.2. Upon termination of a party's participation in the Company, whether by termination of employment or other engagement (including directorship) or by the termination of a party's shareholdings for any reason, all such data, proprietary information and confidential information of the disclosing party shall be immediately returned by the other party to the disclosing party and the limitations and undertakings specified in this Section 9 shall survive the date of such termination of participation.

     9.3. Confidential information as referred to in this Section shall not include information: (i) which is or becomes public knowledge through no fault of the receiving party; (ii) which is known to the receiving party at the time of disclosure by the disclosing party, as evidenced by the receiving party's written records; (iii) which is disclosed to the receiving party on a non-confidential basis by a third party having no obligation of secrecy to the disclosing party; or (iv) information required to be disclosed by law, rule or regulation, provided that prior notice of disclosure is given to the disclosing party. For avoidance of doubt, the parties agree that disclosure or public discussion of information not considered confidential hereunder shall not be made unless it is in the Company's best interest.

     9.4. As long as any of the Founders and Shareholders hold shares in the Company and for a period of 24 months thereafter (and with respect to the Founders, directors, officers, or employees or agents of the Company, 24 months from the termination of its nomination), it shall not be actively engaged directly or indirectly (except as a passive shareholder) either for remuneration or not in any business which competes with the Company, its subsidiary or parent company.

10.  Shareholders Agreement
     ----------------------

     10.1. Waivers and Consents. The Company, the Founders, the Ordinary A
           --------------------
           Shareholders and the other Shareholder (where applicable) hereby agree to waive any rights that they may have, whether pursuant to any shareholders agreement, the Articles of Association of the Company in effect immediately prior to the Closing Date (the "Former Articles") or otherwise, with respect to the issuance of the Preferred B Shares, Warrants and the Preferred B Shares underlying the Warrants, to the Purchaser. Furthermore, the Company, the Founders, the Ordinary A Shareholders and the other Shareholder hereby consent to all of the transactions contemplated pursuant to this Share Purchase Agreement.

     10.2. New Shareholders Agreement. The Company, the Founders, the Ordinary
           --------------------------
           A Shareholders and the other Shareholder (where applicable) hereby terminate any shareholders agreement they had or have prior to the Closing Date. Immediately after the consummation of the transaction contemplated by this Agreement, the Parties agree to be bound by the terms and conditions of this Agreement and the Amended Articles of Association.

11.  MISCELLANEOUS
     -------------

     11.1. Expenses
           --------

          The Company will pay from the proceeds hereof, at the Closing all expenses for legal fees and out-of-pocket disbursements of the Purchaser for work performed, by its legal counsels and /or advisors, in completing the documentation relating to this transaction up to US$ 35,000 (excluding VAT).

          The Company will pay all expenses for legal fees and out-of-pocket disbursements of the Company for work performed, by its legal counsel and/or advisors in completing the documentation relating to this transaction up to US$ 15,000 (excluding VAT).

     11.2. Further Assurances
           ------------------

          Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

     11.3. Governing Law; Jurisdiction
           ---------------------------

          This Agreement shall be governed by and construed according to the laws of the State of Israel without regard to the conflict of laws provisions thereof. Any and all differences and disputes arising under this Agreement shall be submitted to the jurisdiction of the competent Courts in Tel-Aviv.

     11.4. Successors and Assigns; Assignment
           ----------------------------------

          Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each party to this Agreement, with the exception of assignments and transfers from the Purchaser or Founders to any other entity which fully controls, or is fully controlled by such Purchaser or Founders.

     11.5. Entire Agreement; Amendment and Waiver
           --------------------------------------

          This Agreement and the Schedules hereto and any agreements contemplated herein and therein constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only by written agreement of each of the parties hereto.

     11.6. Notices
           -------

          All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be telecopied or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such party's address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

-------------------------------------------------------------------------------

          if to a Purchaser to:               if to the Company or the
                                              Founders to:
          Aryt Industries Ltd.
                                              Sensotech Ltd.
          7 Haplada St.
                                              6 Odem St.
          Or Yehuda, 60218
                                              Petach-Tikva, Israel
          Tel.: (03) 538-8604
                                              Facsimile: (03) 921-3404
          Fax: (03) 533-9223
-------------------------------------------------------------------------------

          or such other address with respect to a party as such party shall notify by ten (10) days advance written notice to each other party in writing as above provided. Any notice sent in accordance with this Section shall be effective: (i) if mailed, five (5) business days after mailing; (ii) if sent by messenger, upon delivery; and
          (iii) if sent via telecopier, upon transmission and telephone confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and telephone confirmation of receipt.

     11.7. Due Diligence
           -------------

          The Purchaser confirms that it is entering into this Agreement after it has conducted due diligence based only on the Company's and Founders' representations and warranties stated herein and the Schedules attached to this Agreement and in reliance thereon. It is clarified that other than the Company's and Founders' representations and warranties stated herein and the Schedules attached to this Agreement, the Purchaser did not receive, and it is not relying on, any other representations, warranties or documents.

     11.8. Delays or Omissions
           -------------------

          No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

     11.9. Severability
           ------------

          If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

     11.10. Counterparts
            ------------

          This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have signed this Agreement, in one or more counter pages, as of the date first hereinabove set forth.

SENSOTECH LTD.                                       ARYT INDUSTRIES LTD.
By:  /s/  Eli Gal                                    By:  /s/  Schmuel Bachar
     ------------                                        --------------------
     /s/  Uri Agam                                   By: /s/  Ram Eckhaus
     -------------                                       ----------------
Title: ____________                                  Title: ___________________

IN WITNESS WHEREOF, the parties have signed this Agreement, in one or more counter pages, as of the date first hereinabove set forth.


-----------------------------------------------------------------------------------------------

                               ELI GAL                        URI AGAM

-----------------------------------------------------------------------------------------------

Shlomit Gal                    Ilana Agam                     Yehuda Shaphir

-----------------------------------------------------------------------------------------------
Nichsei Uri                    Nichsei Eli

By:  /s/  Uri Agam             By:  /s/  Eli Gal
     -------------                  ------------
Title: ________________        Title: ________________        Reuven Bachar

-----------------------------------------------------------------------------------------------
                                                              Isratech LP
Ben-Zion Markovitz             Ami Mor                        By: /s/  Zwi Vromen
                                                                  ---------------
                                                              Title: ________________

-----------------------------------------------------------------------------------------------
Isratech LLC                   Isratech Fund
By: /s/  Zwi Vromen            By: /s/  Zwi Vromen            _______ Katz
    ---------------                ---------------
Title: ________________        Title: ________________

-----------------------------------------------------------------------------------------------

Dov Pakelman                   Frod Askim                     Sofer

-----------------------------------------------------------------------------------------------

Cohen                          Taub                           Roni Archus

-----------------------------------------------------------------------------------------------
Chag Abdul                     Loyaltech                      Yosi Fish
                               By: /s/
                                   ---
                               Title: ________________

-----------------------------------------------------------------------------------------------